Exhibit 12.1

Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends

(In thousands, except ratios)

	Three Months Ended March 31,			Years Ended December 31,
	2010	2009		2009		2008		2007	2006	2005
Earnings:
Pre-tax income (loss)	$255,273	$(1,611,724)		$(1,780,419)		$(533,005)		$86,035	$189,098	$(25,697)
Fixed charges	63,044	56,070		231,910		156,713		133,474	89,086	25,795

Total earnings	$318,317	$(1,555,654)		$(1,548,509)		$(376,292)		$219,509	$278,184	$98

Fixed charges:
Interest expense and amortization of finance costs	$62,586	$55,675		$230,217		$155,361		$132,264	$88,414	$25,551
Rental expense representative of interest factor	458	395		1,693		1,352		1,210	672	244

Total fixed charges	$63,044	$56,070		$231,910		$156,713		$133,474	$89,086	$25,795

Ratio of earnings to fixed charges	5.05	—	(1)	—	(2)	—	(3)	1.6	3.1	—	(4)

Total fixed charges	$63,044	$56,070		$231,910		$156,713		$133,474	$89,086	$25,795

Pre-tax preferred dividend requirements	—	—		—		—		—	352	680

Total fixed charges plus preference dividends	$63,044	$56,070		$231,910		$156,713		$133,474	$89,438	$26,475

Ratio of earnings to combined fixed charges and preference dividends	5.05	—	(1)	—	(2)	—	(3)	1.6	3.1	—	(5)

(1)	Due to the Company’s loss for the three months ended March 31, 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $1.6 billion to achieve a coverage ratio of 1:1.
(2)	Due to the Company’s loss in 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $1.8 billion to achieve a coverage ratio of 1:1.
(3)	Due to the Company’s loss in 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $533.0 million to achieve a coverage ratio of 1:1.
(4)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $25.7 million to achieve a coverage ratio of 1:1.
(5)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $26.4 million to achieve a coverage ratio of 1:1.